Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, VP of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Relations, (218) 739-8481 or (800) 664-1259

For release:	August 2, 2010	Financial Media
Otter Tail Corporation Announces Second Quarter 2010 Results
FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2010.
     Highlights
•	Consolidated revenues rose approximately 9.5% compared with the second quarter of 2009.

•	Second quarter 2010 results include a noncash asset impairment charge of $19.7 million ($15.6 million net-of-tax), or $0.44 per share, at ShoreMaster, which primarily caused the year-over-year change from $0.07 per share net income to $0.40 per share net loss.

•	The corporation is revising its 2010 diluted earnings per share guidance (see 2010 Expectations).

•	Board of Directors declares quarterly common and preferred dividends.
CEO Overview
“Thus far in 2010, signs of economic recovery remain mixed and during the second quarter, this dynamic was reflected in our businesses,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “We are encouraged that our consolidated operating revenue improved 9.5% over the same quarter a year ago as some of our businesses saw increases in sales volumes and prices for their products and services. Our electric segment continued to perform well and second quarter financial results were higher than anticipated in our plastics and food-ingredient processing segments. Our metal parts stamping and fabrication company and our custom plastic parts manufacturer also performed well in the second quarter of 2010, and our health services and other business operations segments improved year over year. Corporate general and administrative costs were in line with second quarter 2009 levels and are on track with our expectations for 2010.”
“These upticks in performance at several of our operating companies were overshadowed by the asset impairment charge at ShoreMaster, which has been hard hit by the recession, and by near-term challenges facing DMI Industries, Inc. DMI is a leading wind tower provider and a partner of choice for leading wind turbine manufacturers. DMI incurred additional costs to meet demanding fabrication specifications for the production of a customer’s new tower design during the quarter. Furthermore, with demand for electricity remaining soft across the country, timetables for wind farm development projects have lengthened, extending some delivery schedules. Our positive long-term outlook for wind energy and for DMI is undiminished.”
Erickson concluded, “We are encouraged by solid performance in our electric business and pleased to have significant transmission investment opportunities in the near term. Although we are also encouraged by solid performance in some of our nonelectric businesses, we believe it is prudent to lower our annual guidance given that we have not seen a rise in construction activity and are also experiencing some sluggishness in the wind business. We continue to be vigilant in controlling costs and enhancing productivity to maximize our profitability.”
Asset Impairment Charge
Included in 2010 second quarter results is a $19.7 million noncash asset impairment charge ($15.6 million, net-of-tax benefits), or $0.44 per share, eliminating all goodwill, other intangible assets and a partial write-down of fixed assets associated with ShoreMaster, the corporation’s waterfront equipment business. This asset impairment is primarily driven by significantly worse conditions in the commercial and waterfront segments of this business. It takes into account the continued adverse effects the recession is having on this business and its products. This noncash asset impairment charge did not have any impact on the waterfront equipment business service to its customers nor does it have any impact on the corporation’s credit agreements or liquidity.
Board of Directors Declares Quarterly Dividends
On August 2, 2010 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable September 10, 2010 to shareholders of record on August 13, 2010. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable September 1, 2010 to shareholders of record on August 13, 2010.
Liquidity and Cash Flow from Operations
As of June 30, 2010, Otter Tail Corporation and Otter Tail Power Company had $288.3 million available under existing credit facilities to provide for working capital requirements and help fuel future growth initiatives compared with $245.0 million available on March 31, 2010.

In the first six months of 2010, the corporation generated $49.4 million in cash from operations compared with $90.3 million provided by operations in the first six months of 2009. The $40.9 million decrease in operating cash flow is mainly due to a net increase in working capital in the first half of 2010 due to increased business activity compared with a net decrease in working capital in the first half of 2009.
Segment Performance Summary
Electric
Electric revenues and net income were $76.3 million and $4.5 million, respectively, compared with $70.7 million and $4.4 million for the second quarter of 2009. Retail electric revenues increased $5.3 million mainly due to the following:
•	a $2.1 million increase in Fuel Clause Adjustment revenues related to an increase in fuel and purchased power costs incurred to serve retail customers,

•	a $1.6 million increase in resource recovery and transmission rider revenues,

•	a $0.6 million increase in revenues related to a general rate increase in South Dakota which began in May 2009,

•	a $0.5 million revenue refund accrual in the second quarter of 2009 related to North Dakota revenues collected under interim rates, and

•	a $0.4 million increase in Minnesota Conservation Investment Program (CIP) surcharge revenues.
Wholesale electric revenues from company-owned generation increased $2.6 million as a result of a 97.2% increase in wholesale kilowatt-hour (kwh) sales. Generating plant output was 32.4% higher in the second quarter of 2010 than in the second quarter of 2009 when Coyote Station was down for six weeks of scheduled maintenance. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, decreased $0.3 million between the quarters. Other electric operating revenues decreased $2.0 million as a result of a $2.5 million decrease in revenues from contracted services, partially offset by a $0.6 million increase in transmission services revenue.
Fuel costs increased $4.7 million as a result of a 32.4% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators. Purchased power costs decreased $1.5 million as a result of a 31.6% decrease in kwhs purchased for retail sales, partially offset by a 28.3% increase in the cost per kwh purchased. Both the increase in kwhs generated and the decrease in kwhs purchased were due to the increased availability of Coyote Station in the second quarter of 2010. An increase in labor costs of $1.7 million, mainly related to increased wage and benefit costs, offset by a $1.4 million decrease in costs incurred to provide contracted services to others, resulted in a $0.3 million increase in electric operating and maintenance expenses. Depreciation expense increased $1.0 million, mainly due to the addition of 33 wind turbines placed in service in September 2009 at the Luverne Wind Farm. Otter Tail Power Company’s interest expense increased $1.1 million, mainly related to debt incurred to finance a portion of its recent investments in wind-powered generation. Other income increased $0.6 million due to $1.3 million in Minnesota CIP accrued incentives offset by a decrease in allowance for equity funds used during construction. Otter Tail Power Company’s share of consolidated income tax expense increased $0.4 million mainly due to an increase in taxable income between the quarters.
Plastics
Plastics revenues and net income were $26.7 million and $0.2 million, respectively, compared with $22.2 million and $0.3 million for the second quarter of 2009. The increase in revenues was due to a 23.9% increase in the price per pound of polyvinyl chloride (PVC) pipe sold, partially offset by a 2.7% decrease in pounds of PVC pipe sold. The cost per pound of PVC pipe sold increased 25.1% between the quarters. A $0.1 million increase in operating income was more than offset by a $0.2 million increase in interest expense due to higher rates on outstanding debt, resulting in a minor decrease in net income between the quarters.
Manufacturing
Manufacturing revenues and net loss were $84.4 million and $18.2 million, respectively, for the quarter ended June 30, 2010 compared with revenues of $76.8 million and a net loss of $0.2 million for the quarter ended June 30, 2009.
•	At DMI, revenues increased $1.1 million on increased production while net income decreased $3.5 million, mainly as a result of incurring $2.9 million in additional production costs to manufacture towers to a customer’s new design specifications. Results for the quarter were also affected by a $0.7 million increase in interest expense due to higher rates and an increase in outstanding debt.

•	At BTD Manufacturing, revenues increased $7.1 million and net income increased $1.8 million due to improved customer demand, better productivity and higher scrap-metal prices.

•	At T.O. Plastics, revenues increased by $1.0 million while net income was unchanged between the quarters. The increase in revenues is due to increases in sales of custom and horticultural products. Cost of goods sold increased $0.7 million due to the increase in sales volume. Selling expenses and interest expenses were up $0.1 million each.

•	At ShoreMaster, revenues decreased $1.6 million due to a $2.6 million decrease in commercial sales which have been hit hard by the recent recession and are not showing signs of recovery, partially offset by a $1.1 million increase in sales of residential products. ShoreMaster’s net losses increased $16.3 million as a result of second quarter 2010 asset impairment charges totaling $15.6 million net-of-tax (discussed above) and a $0.9 million net-of-tax increase in expense related to an increase in allowance for doubtful accounts in the residential and commercial businesses.
Health Services
Health services revenues and net income were $23.6 million and $35,000, respectively, compared with revenues of $28.2 million and a net loss of $153,000 for the second quarter of 2009. Revenues from scanning and other related services decreased $3.8 million. Revenues from equipment sales and servicing decreased $0.7 million. Net income increased $0.2 million despite the decrease in revenues as a result of a $4.4 million decrease in cost of goods sold and a $0.7 million decrease in operating expenses, partially offset by a $0.3 million increase in depreciation expense. The decrease in costs of goods sold reflects a $2.0 million reduction in material, labor and other direct costs of sales and a reduction in equipment rental costs of $2.4 million directly related to efforts by the health services segment to right-size its fleet of imaging assets by exercising purchase options on productive imaging assets coming off lease in 2010 and not renewing leases on underutilized imaging assets coming off lease. Through this process, the imaging business has reduced the combined number of units of imaging equipment it leases and owns by 12.4% over the past twelve months. The decrease in operating expenses includes $0.4 million related to an increase in gains on sales of assets and a $0.3 million reduction in sales and marketing salaries and expenses in 2010. The increase in depreciation expense reflects an increase in owned equipment compared with the same quarter a year ago.
Food Ingredient Processing
Food ingredient processing revenues and net income were $18.3 million and $1.9 million, respectively, compared with $20.6 million and $2.3 million for the second quarter of 2009. The $2.3 million decrease in revenues is due to an 8.1% decrease in pounds of product sold, combined with a 3.5% decrease in the price per pound of product sold. Cost of goods sold decreased $1.7 million as a result of a 3.5% decrease in the cost per pound of product sold mainly due to a decrease in raw potato costs.
Other Business Operations
Other business operations revenues and net loss were $42.2 million and $0.2 million, respectively, compared with revenues of $29.6 million and a net loss of $1.5 million for the second quarter of 2009. At the construction companies, revenues increased $8.6 million and net losses decreased $0.5 million between the quarters. The increase in revenues is mainly due to the initiation of work on a few large projects by Foley Company. The decrease in net losses reflects better margins on jobs in progress in combination with a reduction in operating expenses at Aevenia, Inc. In trucking operations, revenues increased $4.0 million and net income increased $0.8 million as a result of a 17.9% increase in miles driven by company-owned and owner-operated trucks combined with a 24.5% increase in revenue per mile driven. The revenue increase also reflects price increases related to a 28.5% increase in the average cost per gallon of fuel consumed. Revenues and net margins on brokerage activity increased $0.7 million and $0.3 million, respectively, between the quarters.
Corporate
Corporate expenses, net-of-tax, were unchanged between the quarters.
Income Taxes
The corporation’s effective income tax rates for the three months ended June 30, 2010 and 2009 were 31.5% and (210.7%), respectively. Only $2.8 million of ShoreMaster’s $12.2 million second quarter 2010 goodwill impairment loss was deductible for income taxes. The corporation recorded federal production tax credits (PTCs) and North Dakota wind energy credits totaling approximately $1.9 million in the second of quarter of 2010. In the second quarter of 2009, the corporation recorded PTCs and North Dakota wind energy credits totaling $1.8 million on only $0.9 million of income before income taxes, which contributed to the high negative tax rate in the second quarter of 2009.
2010 Expectations
The corporation is revising its 2010 diluted earnings per share guidance from its previously announced range of $1.00 to $1.40 to be in the range of $0.70 to $1.00, which is before the $0.49 per share effects of the asset impairment charge recorded this quarter and the health care reform charge recorded in the first quarter of 2010. On a GAAP basis the range will be $0.21 to $0.51 per share including the effect of the health care reform charge and the asset impairment charge. This guidance reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving operating results as the economy recovers. The corporation’s current consolidated capital expenditures expectation for 2010 is in the range of $80 million to $90 million. This compares with $177 million of capital expenditures in 2009. The corporation continues to explore investments in generation and transmission projects for the electric segment that could have a positive impact on the corporation’s earnings and returns on capital in the future.

Contributing to the revised earnings guidance for 2010 are the following:

Expected Range of Earnings (Loss) Per Share

Electric*	$0.89 to $0.96

Plastics	$0.02 to $0.04

Manufacturing**	($0.05) to $0.05

Health Services	$0.00 to $0.02

Food Ingredient Processing	$0.16 to $0.19

Other Business Operations	($0.01) to $0.03

Corporate	($0.31) to ($0.29)

*	The electric earnings (loss) per share guidance ranges from $0.84 to $0.91 on a GAAP basis which includes the effect of the $0.05 per share impact of the health care reform charge.

**	The manufacturing segment earnings (loss) per share guidance ranges from ($0.49) to ($0.39) on a GAAP basis which includes the effect of the $0.44 per share impact of the asset impairment charge.
Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain asset impairment costs. We believe that adjusting for certain one-time costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
•	The corporation expects a slightly lower level of net income from its electric segment in 2010 compared with 2009. This decrease is due to continued soft wholesale power markets, lower AFUDC earnings as there are no large construction projects expected this year and increased operating and maintenance expense in 2010 due primarily to higher employee benefit costs. Expectations for 2010 reflect an interim rate increase of approximately $2.9 million in revenue in the Minnesota jurisdiction. Otter Tail Power Company’s request for an interim rate increase of 3.8%, approximately $5.0 million in annual revenue, was approved effective June 1, 2010. Its final overall rate increase request of 8.0%, approximately $10.6 million in annual revenue is pending approval.

•	The corporation expects its plastics segment’s 2010 earnings to be in a range from $0.7 million to $1.5 million.

•	The corporation now expects to be slightly profitable in its manufacturing segment in 2010. This is before the effect of the asset impairment charge recorded at ShoreMaster.
•	The corporation expects improved earnings at BTD in 2010 due to increased revenue in 2010 and productivity improvements and cost reductions made in 2009.

•	The corporation now expects ShoreMaster to have a net loss in 2010 as the business continues to be affected by current depressed economic conditions and does not expect an improvement to overall business conditions until later in the economic recovery cycle.

•	The corporation now expects DMI to have a net loss in 2010. This is primarily driven by lower business volumes for the year than projected, resulting from a deferral of deliveries for one contract into 2011 and from lower order intake than projected as a result of lower demand for towers than anticipated. The American Wind Energy Association reports year-to-date wind installations through June 2010 to be 71% below June 2009 year-to-date installations. It is also due to additional production costs related to the previously mentioned start of production of a customer’s new tower design.

•	The corporation expects slightly better earnings at T. O. Plastics in 2010 compared with 2009.

•	Backlog in place in the manufacturing segment is approximately $114 million for the remainder of 2010 compared with $92 million one year ago.
•	The corporation expects increased net income from its health services segment in 2010. In an effort to right-size its fleet of imaging assets, health services is not renewing leases on a large number of imaging assets that come off lease in 2010, which will result in a lower level of rental costs in 2010.

•	The corporation expects net income from its food ingredient processing business to be in the range of $5.5 million to $7.0 million in 2010.

•	The corporation expects its other business operations segment to have improved earnings in 2010 compared with 2009. Backlog in place for the construction businesses is $65 million for the remainder of 2010 compared with $42 million one year ago.

•	The corporation expects corporate general and administrative costs to return to more normal levels in 2010.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2010 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement healthcare expenses.

•	The corporation relies on access to the capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•	The value of the corporation’s defined benefit pension plan assets declined significantly in 2008 due to volatile equity markets. Asset values increased in 2009 and the corporation made a $4 million discretionary contribution to the pension plan in 2009. If the market value of pension plan assets declines again as in 2008 or does not increase as projected and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in future years.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating performance.

•	A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as credit facility covenants.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful, which could result in poor financial performance.

•	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

•	The terms of some of the corporation’s contracts could expose it to unforeseen costs and costs not within its control, which may not be recoverable and could adversely affect its results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

•	Competition is a factor in all of the corporation’s businesses.

•	The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations.

•	In September 2009, Otter Tail Power Company announced its withdrawal as a participating utility and the lead developer for the planned construction of a second electric generating unit at its Big Stone Plant site. As of June 30, 2010 Otter Tail Power Company had $7.7 million in incurred costs related to the project that have not been approved for recovery and has deferred recognition of these costs as operating expenses pending determination of recoverability by the state and federal regulatory commissions that approve its rates. If Otter Tail Power Company is denied recovery of all or any portion of these deferred costs, such costs would be subject to expense in the period they are deemed to be unrecoverable.
•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company’s retail electric customers.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Fluctuations in wholesale electric sales and prices could result in earnings volatility.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (“CO2”) emissions, could affect our operating costs and the costs of supplying electricity to our customers.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this business.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

•	Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of potatoes for processing. Should the supply of potatoes be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction or manufacturing businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2010 and 2009 in the attached financial statements: Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity and Consolidated Statements of Cash Flows.

Otter Tail Corporation
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2010 and 2009
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2010	2009	2010	2009
Operating Revenues by Segment:
Electric	$76,284	$70,663	$167,370	$159,204
Plastics	26,739	22,183	49,826	35,713
Manufacturing	84,411	76,843	162,989	172,862
Health Services	23,645	28,192	48,816	56,359
Food Ingredient Processing	18,255	20,581	37,170	40,667
Other Business Operations	42,173	29,597	68,475	61,492
Corporate Revenue and Intersegment Eliminations	(1,312)	(1,202)	(2,265)	(2,201)

Total Operating Revenues	270,195	246,857	532,381	524,096
Operating Expenses:
Fuel and Purchased Power	26,912	23,631	59,877	59,663
Nonelectric Cost of Goods Sold (depreciation included below)	150,126	135,319	282,038	288,280
Electric Operating and Maintenance Expense	31,561	31,214	62,357	60,634
Nonelectric Operating and Maintenance Expense	35,116	32,410	65,887	63,044
Asset Impairment Charge	19,740	—	19,740	—
Product Recall and Testing Costs	—	—	—	1,766
Depreciation and Amortization	19,883	18,103	39,634	35,920

Total Operating Expenses	283,338	240,677	529,533	509,307
Operating Income (Loss) by Segment:
Electric	7,773	6,820	25,061	20,921
Plastics	794	651	2,413	(3,262)
Manufacturing	(20,904)	905	(18,574)	219
Health Services	209	(82)	(706)	(131)
Food Ingredient Processing	3,002	3,946	5,380	6,197
Other Business Operations	(3)	(2,272)	(3,336)	(2,657)
Corporate	(4,014)	(3,788)	(7,390)	(6,498)

Total Operating Income (Loss)	(13,143)	6,180	2,848	14,789
Interest Charges	9,405	6,652	18,435	12,922
Other Income	1,788	1,351	1,924	2,018
Income Tax Benefit	(6,542)	(1,852)	(4,162)	(3,234)
Net Income (Loss) by Segment
Electric	4,531	4,395	12,152	12,921
Plastics	232	291	1,013	(2,167)
Manufacturing	(18,178)	(167)	(18,335)	(1,257)
Health Services	35	(153)	(656)	(226)
Food Ingredient Processing	1,882	2,325	3,286	3,772
Other Business Operations	(170)	(1,456)	(2,334)	(1,781)
Corporate	(2,550)	(2,504)	(4,627)	(4,143)

Total Net Income (Loss)	(14,218)	2,731	(9,501)	7,119
Preferred Dividend Requirement and Other Adjustments	279	184	463	368

Balance for Common:	$(14,497)	$2,547	$(9,964)	$6,751

Average Number of Common Shares Outstanding:
Basic	35,799,231	35,388,754	35,759,901	35,356,745
Diluted	35,799,231	35,643,707	35,759,901	35,610,545
Earnings Per Common Share:
Basic	$(0.40)	$0.07	$(0.28)	$0.19
Diluted	$(0.40)	$0.07	$(0.28)	$0.19

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	June 30,	December 31,
	2010	2009
Current Assets
Cash and Cash Equivalents	$—	$4,432
Accounts Receivable:
Trade—Net	116,609	95,747
Other	11,308	10,883
Inventories	94,089	86,515
Deferred Income Taxes	11,402	11,457
Accrued Utility and Cost-of-Energy Revenues	10,406	15,840
Costs and Estimated Earnings in Excess of Billings	76,150	61,835
Income Taxes Receivable	10,968	48,049
Other	22,144	15,265

Total Current Assets	353,076	350,023

Investments	9,738	9,889
Other Assets	26,611	26,098
Goodwill	94,306	106,778
Other Intangibles—Net	27,757	33,887
Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	10,874	10,676
Regulatory Assets	123,096	118,700

Total Deferred Debits	133,970	129,376

Plant
Electric Plant in Service	1,314,648	1,313,015
Nonelectric Operations	381,092	362,088
Construction Work in Progress	37,204	23,363

Total Gross Plant	1,732,944	1,698,466
Less Accumulated Depreciation and Amortization	633,163	599,839

Net Plant	1,099,781	1,098,627

Total	$1,745,239	$1,754,678

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	June 30,	December 31,
	2010	2009
Current Liabilities
Short-Term Debt	$67,587	$7,585
Current Maturities of Long-Term Debt	734	59,053
Accounts Payable	94,710	83,724
Accrued Salaries and Wages	18,821	21,057
Accrued Taxes	8,753	11,304
Derivative Liabilities	18,083	14,681
Other Accrued Liabilities	9,377	9,638

Total Current Liabilities	218,065	207,042

Pensions Benefit Liability	97,430	95,039
Other Postretirement Benefits Liability	38,602	37,712
Other Noncurrent Liabilities	23,726	22,697

Deferred Credits
Deferred Income Taxes	163,019	155,306
Deferred Tax Credits	46,302	47,660
Regulatory Liabilities	65,299	64,274
Other	493	562

Total Deferred Credits	275,113	267,802

Capitalization
Long-Term Debt, Net of Current Maturities	435,898	436,170
Class B Stock Options of Subsidiary	539	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	179,662	179,061
Premium on Common Shares	249,931	250,398
Retained Earnings	212,036	243,352
Accumulated Other Comprehensive Loss	(1,263)	(1,315)

Total Common Equity	640,366	671,496

Total Capitalization	1,092,303	1,124,386

Total	$1,745,239	$1,754,678

Otter Tail Corporation
Consolidated Statements of Cash Flows
(not audited)

	Six Months Ended
	June 30,
	2010	2009
	(Thousands of dollars)
Cash Flows from Operating Activities
Net Income (Loss)	$(9,501)	$7,119
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	39,634	35,920
Asset Impairment Charge	19,740	—
Deferred Tax Credits	(1,358)	(1,075)
Deferred Income Taxes	7,442	9,614
Change in Deferred Debits and Other Assets	(845)	(538)
Change in Noncurrent Liabilities and Deferred Credits	4,471	3,826
Allowance for Equity Funds Used During Construction	—	(1,003)
Change in Derivatives Net of Regulatory Deferral	(313)	(661)
Stock Compensation Expense — Equity Awards	1,320	1,754
Other—Net	(389)	139
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(21,307)	33,264
Change in Inventories	(7,771)	10,130
Change in Other Current Assets	(15,761)	18,688
Change in Payables and Other Current Liabilities	(1,798)	(41,161)
Change in Interest and Income Taxes Receivable/Payable	35,855	14,289

Net Cash Provided by Operating Activities	49,419	90,305

Cash Flows from Investing Activities
Capital Expenditures	(39,565)	(57,930)
Proceeds from Disposal of Noncurrent Assets	1,999	4,551
Net Increase in Other Investments and Long-Term Assets	(808)	(66,671)

Net Cash Used in Investing Activities	(38,374)	(120,050)

Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	7,228	—
Net Short-Term Borrowings	60,002	(15,000)
Proceeds from Issuance of Common Stock	549	1,901
Proceeds from Issuance of Class B Stock of Subsidiary	153	—
Common Stock Issuance Expenses	(142)	(17)
Payments for Retirement of Common Stock	(401)	(229)
Payments for Retirement of Class B Stock of Subsidiary	(994)	—
Proceeds from Issuance of Long-Term Debt	95	75,004
Short-Term and Long-Term Debt Issuance Expenses	(1,598)	(3,175)
Payments for Retirement of Long-Term Debt	(58,693)	(5,438)
Dividends Paid and Other Distributions	(21,812)	(21,457)

Net Cash (Used in) Provided by Financing Activities	(15,613)	31,589

Effect of Foreign Exchange Rate Fluctuations on Cash	136	(353)

Net Change in Cash and Cash Equivalents	(4,432)	1,491
Cash and Cash Equivalents at Beginning of Period	4,432	7,565

Cash and Cash Equivalents at End of Period	$—	$9,056